MAGNA Drivetrain AG & Co KG
AND
IKONA GEAR USA, INC.
AND
IKONA GEAR INTERNATIONAL, INC.

_______________________

LICENSE
AGREEMENT
_______________________

LICENSE AGREEMENT

TABLE OF CONTENTS

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SCHEDULE A      LICENSED PATENTS

SCHEDULE B      DESIGNATION ADDENDUM

LICENSE AGREEMENT

This LICENSE AGREEMENT is made as of December 15, 2005 (the “Effective Date”) among MAGNA Drivetrain AG & Co KG , an Austrian corporation (hereinafter referred to as the “Corporation”), IKONA GEAR USA, INC., a Nevada corporation (hereinafter referred to as “Licensor”) and IKONA GEAR INTERNATIONAL, INC., a Nevada corporation (hereinafter referred to as “Ikona”)

WHEREAS:

A. Licensor possesses certain intellectual and industrial property (including confidential and/or proprietary information, trade secrets, patents, inventions, know-how and show-how) relating to the design and manufacture of planetary gear technology owned by Licensor, including the patents listed on Schedule A to this Agreement;

B. Licensor and the Corporation entered into a letter agreement dated April 8, 2003, as extended by a letter agreement dated April 27, 2004 and amended by a letter agreement dated September 3, 2004 (collectively, the “Development Agreement”), to examine and develop automotive applications for planetary gear technology owned by Licensor; and

C. The Corporation is desirous of licensing such technology from Licensor for use by the Corporation, its affiliates and certain sub-licensees and Licensor is willing to license such technology to the Corporation, on the terms and conditions set out in this Agreement.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby each agree with the other as follows:

1. DEFINITIONS

1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

(a)

“Affiliate” means, with respect to a specified Person, a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. For the purposes of this definition, the term “control” shall mean the possession of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. For greater certainty, the ability to appoint 50% or more of the directors or individuals performing a similar function in respect of any Person shall be deemed to be “control” of that Person;

(b)	“Agreement” means this Agreement as amended from time to time together with all Schedules hereto, and the words “this Agreement”, “hereof”, “herein”,

“hereunder” and similar expressions shall refer to this Agreement and not to any particular Article, Section, Subsection or Paragraph hereof;

(c)	“Automotive Applications” means the use of the Technology, including use in ** Portions of this exhibit have been omitted and filed separately with the SEC.

Confidential treatment has been requested with respect to the omitted portions.

(d)

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in the Province of Ontario or the Province of British Columbia or in Austria are open for business during normal business hours;

(e)

“Confidential Information” means any and all confidential and/or all proprietary information and trade secrets disclosed by Licensor or the Corporation to the other party, as the case may be, pertaining to their respective technologies and other business activities and information, including, without limitation, the Ikona Gears, the Technology, any Designated Magna Parts and any Improvements, including, without limitation all scientific knowledge, technology, know-how, designs, inventions, processes, methods, data, specifications, plans, drawings, models, prototypes, techniques, formulae, patterns, computations, software, codes, programs, special devices, products, operational information, financial information (including pricing and costing information), customer information, supplier information, distribution information, computer or other data, business plans, strategic plans or other records and information disclosed pursuant to the terms of this Agreement, whether disclosed visually, orally (if confirmed in writing), in written, graphic or physical form, or in any other manner whatsoever and whether or not such information is specifically described, designated or marked “private” or “confidential” and shall specifically include confidential information disclosed prior to the date hereof pursuant to the Confidentiality Agreement;

(f)	“Confidentiality Agreement” means the confidentiality agreement dated January 21, 2003 by and between the Corporation and Licensor;

(g)	“Contract Year” means each of the one (1) year period commencing on September 1st of each calendar year and ending on August 31st in the following year during the Term;

(h)	“Default Notice” has the meaning set forth in Section 15.2;

(i)	“Designated Magna Application” means an Automotive Application designated by the parties under Section 2.4 from time to time during the Term;

(j)	"Designated Magna Parts" means automotive parts, components or modules that incorporate the Ikona Gear and are covered by a Designated Magna Application;

(k)	“Designation Addendum” has the meaning set out in Section 2.4;

(l)	“Designation Date” means, in respect of a Designated Magna Application, the date on which the parties execute a Designation Addendum therefor;

(m)	“Designation Notice” has the meaning set out in Section 2.4;

(n)	“Development Agreement” has the meaning set forth in the recitals hereto;

(o)	“Effective Date” means the date first set out on page 1 hereof;

(p)	“FTE” means full-time equivalent;

(q)	“Ikona Gear” means a gear set covered by at least one of the Licensed Patents;

(r)	"Improvements" shall mean any and all improvements, enhancements, revisions and derivative works of, to, in or based upon the Technology;

(s)

“Intellectual Property” shall mean all intellectual property (whether registered, applied for or unregistered), including any inventions, inventor’s, rights, discoveries, improvements, Patents, copyrights, copyright applications, moral rights, industrial designs, industrial design applications, mask works, utility models, trademarks, trademark applications, know-how, show-how and trade secrets;

(t)

“Know-How” means techniques, trade secrets, scientific knowledge, know-how, show-how, processes, procedures, methods, formulae, products, blue prints, drawings and specifications for materials, processes and equipment, and all other technical data, documents or information;

(u)

“Licensed Know-How” means all Know-How and Intellectual Property (other than the Licensed Patents) that is or becomes owned, used, developed or possessed by Licensor as at the Effective Date and/or during the Term relating to the design and manufacture of the Ikona Gear;

(v)	“Licensed Patents” means:

(i) the Patents identified in Schedule A hereto as the same may be amended or updated from time to time, and

(ii) any Patents that claim priority to the Patents identified in Schedule A hereto made by the parties during the Term, whether jointly or solely by a party;

(w)	“Patents” means:

	(i)	any issued patent or patent application (and any patents which may issue hereafter pursuant to any patent application),

(ii)

all continuations and continuations-in-part applications to the issued patent or patent application set out in Paragraph (i) (solely to the extent such continuations-in-part applications contain subject matter on which claims issuing obtain the benefit of a priority date of any patent or patent application set out in Paragraph (i)),

(iii)

all divisions, patents of addition, derivatives, substitutions, re- examinations, reissues, renewals and extensions of any of the patent, patent application, continuations and continuations-in-part applications set out in Paragraphs (i) and (ii), and

	(iv)	all foreign counterparts of any of the foregoing;

(x)

“Person” shall, as the context requires, include any individual, body corporate, partnership, joint venture, association, syndicate, trust, government body and any other form of entity or organization;

(y)

“Production-Ready Date” means the first day of the month following the date on which all validation and process qualification is completed to the satisfaction of the Corporation acting reasonably and its customers (in its customers’ sole discretion) and the Corporation is ready and able to manufacture Designated Magna Parts with respect to the Corporation’s applicable OEM production program;

(z)

“Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of any federal, state, provincial or local regulatory agency, department, bureau or other governmental entity, necessary for the commercial manufacture, use, storage, import, transport, marketing, and sale or distribution of Designated Magna Parts for use in Automotive Applications in a country or regulatory jurisdiction;

(aa)	“Sub-Licensee” means a Third Party sub-licensee of the Corporation approved by Licensor under Subsection 2.3(b);

(bb)

“Technical Documentation” means all technical or other information, data, records or documents, whether computerized or otherwise, relating to the Technology and use of the Ikona Gears in Automotive Applications including, without limitation, all blue prints, designs, drawings, text, material, process or other specifications, formulae, patterns, computations, quality control and evaluations tests, techniques, standards and results, process parameters and copies of all Patents, patent searches, objects, investigations and applications and shall also include customer information, supplier information and distribution information relevant to the use of the Ikona Gears in Automotive Applications;

(cc)	“Technology” means the Licensed Know-How and the Licensed Patents;

(dd)	“Term” has the meaning set forth in Section 14.1;

(ee)	“Termination Notice” has the meaning set forth in Sections 15.1 and 15.2, as the case may be;

(ff) “Territory” means the jurisdictions identified in Schedule A hereto, as the same may be amended (or deemed amended) from time to time; and

(gg) “Third Party” shall mean any Person other than the Corporation, Licensor or their respective Affiliates.

1.2	Other Definitions.

Any words defined elsewhere in this Agreement shall have the particular meaning assigned to the words thereto.

2.	LICENSE GRANT AND RELATED RESTRICTIONS

2.1	Development License.

Subject to the terms and provisions of this Agreement, Licensor hereby grants to the Corporation a non-exclusive license during the Term in and to the Technology, to research, design, develop, build, test and market Ikona Gears for use in Automotive Applications, with the right to sub- license such rights to its Affiliates and Third Parties on the terms and conditions set forth in Section 2.3.

2.2	Commercialization License.

(a)
Subject to Subsection 2.2(b) and the other terms and provisions of this Agreement, Licensor hereby grants to the Corporation a non-exclusive, royalty- bearing license during the Term in and to the Technology, to make (including, where necessary, design and develop), have made, assemble, have assembled, use, have used, sell, have sold, offer for sale, import and export Designated Magna Parts in the Territory solely for use in Automotive Applications, with the right to sub-license such rights to its Affiliates and Third Parties on the terms and conditions set forth in Section 2.3.

(b)
If, under Section 2.4, the parties designate a Designated Magna Application on an exclusive basis, the license granted under Subsection 2.2(a) in respect of the applicable Designated Magna Parts for such Designated Magna Application shall, for a period of three (3) years from the earlier of:

(i) the Production Ready Date for the first applicable Designated Magna Part for such Designated Magna Application; and

(ii) the second anniversary of the Designation Date for such Designated Magna Application;

comprise a sole, exclusive royalty-bearing license during the Term in and to the Technology, to make (including, where necessary, design and develop), have made, assemble, have assembled, use, have used, sell, have sold, offer for sale, import and export such Designated Magna Parts in the Territory solely for use in Automotive Applications, with the right to sub-license such rights to its Affiliates and Third Parties on the terms and conditions set forth in Section 2.3. Upon the expiration of such three (3) year period, the sole and exclusive license granted hereunder in respect of the Designated Magna Application shall convert to a non- exclusive, royalty-bearing license, on the terms and conditions set out in Subsection 2.2(a) without the requirement of any further act or formality.

2.3	Right to Sub-License.

	(a)	The Corporation shall be entitled to sub-license its rights under Sections 2.1 or 2.2 to any Affiliate of the Corporation on prior written notice thereof to Licensor, provided that:

		(i)	each such sublicense shall be by written agreement;

		(ii)	the Corporation will cause the Affiliate so sublicensed to perform the terms of this Agreement as if such Affiliate were the Corporation hereunder; and

(iii)

the obligations and liabilities of such Affiliates and the Corporation hereunder shall be joint and several and Licensor shall not be obliged to seek recourse against an Affiliate before enforcing its rights against the Corporation. For greater certainty it is hereby confirmed that any default or breach by an Affiliate of the Corporation of any term of this Agreement will also constitute a default by the Corporation under this Agreement.

	(b)	The Corporation shall be entitled to sub-license its rights under Sections 2.1 or 2.2 to Third Parties, provided that:

		(i)	the Corporation shall first identify such sub-licensees to Licensor for prior written approval, such approval not to be unreasonably withheld or delayed;

		(ii)	each such sublicense shall be by written agreement; and

(iii)

the Corporation shall not include in any sublicense agreement covenants by the Sub-Licensee that are inconsistent with the terms and conditions set out in this Agreement, including, without limitation, those related to obligations of confidentiality. Each sublicense agreement shall provide that, upon termination of this Agreement, at Licensor’s sole option and subject to the Sub-Licensee’s right to terminate the sublicense agreement, such sublicense agreement shall be automatically converted to a direct license from Licensor.

(c)
The Corporation shall furnish to Licensor a copy of each sublicense agreement entered into hereunder within 30 days after execution thereof, provided that such copy may be redacted to exclude provisions other than those required to confirm compliance with this Agreement, including the calculation of royalties and the conduct of audits hereunder. All sublicense agreements furnished to Licensor hereunder shall be deemed to be the Confidential Information of the Corporation and shall be subject to Licensor’s obligation of confidentiality under Article 13. For purposes of this Subsection 2.3(c), confidential information of the Sub- Licensee shall be deemed to be Confidential Information of the Corporation.

2.4	Designation of Designated Magna Applications.

(a)

From time to time during the Term, the Corporation may provide written notice to Licensor (a “Designation Notice”) requesting the designation of one or more automotive applications as Designated Magna Applications on either:

		(i)	a non-exclusive basis licensed under Subsection 2.2(a) of this Agreement; or

		(ii)	an exclusive basis licensed under Subsection 2.2(b) of this Agreement, subject to the payment of the exclusivity fee set out in Section 4.1 for each such Designated Magna Application.

(b)

Subject to Subsection 2.4(c), the Corporation and Licensor shall execute a written addendum to this Agreement, in the form set out in Schedule B attached hereto (a “Designation Addendum”) within five (5) Business Days of Licensor’s receipt of the Designation Notice. Upon execution of a Designation Addendum by both parties, the Designation Addendum shall be deemed to form an integral part of this Agreement and the Automotive Application described therein shall become a Designated Magna Application, for which the Technology is licensed on a non- exclusive or exclusive basis, as set out therein.

(c)

If the proposed designation is not available due to the fact that the proposed Designated Magna Application is subject to a license in and to the Technology for use in a specific part, module or component for use in Automotive Applications granted by Licensor to a bona fide Third Party prior to the request for designation hereunder, then:

(i)

where such Third Party license was granted on an exclusive basis, the parties shall discuss the proposed designation and such revisions as are necessary to avoid conflict with the Third Party license following which, the Corporation may resubmit its designation with such revisions; or

(ii)

where such Third Party license was granted on a non-exclusive basis, to the extent the Corporation was requesting an exclusive license, the Corporation may resubmit its designation as a request for a non-exclusive license.

The unavailability of a license pursuant to this Subsection 2.4(c) shall be reasonably substantiated by Licensor by providing evidence of such Third-Party license to the Corporation with reasonable promptness following receipt of the Designated Notice. Any disputes pursuant to this Subsection 2.4(c) may be referred directly to arbitration under Section 18.11. The decision of the arbitrator shall be final and binding and the parties shall execute a Designation Addendum reflecting such decision.

(d)

For clarity, the form of license applied (i.e., exclusive or non-exclusive) to the designation of one or more Automotive Applications as a Designated Magna Application shall apply to all parts, components or modules within the applicable Automotive Application as designated in the Designated Notice. By way of illustration, the following is a non-exhaustive list of Automotive Applications to which a license may apply: ** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions. The Corporation does not offer any assurance or guarantee that it will develop the Technology for application in any or all of these areas.

(e)

Following the designation of a Designated Magna Application on an exclusive basis pursuant to Subsection 2.2(b), and for the duration of such exclusivity, Licensor will not enter into any agreement, obligation or commitment that would prevent or impair the exercise of all rights granted to the Corporation pursuant to Subsection 2.2(b), provided that the foregoing shall not prevent Licensor from licensing the Technology for research and development purposes. Following the grant of a license pursuant to Section 2.2. and for the duration of such exclusivity period, Licensor will not seek or solicit any business, contracts or orders incorporating the Technology into any part, component or module for Automotive Applications where such part, component or module would compete with a Designated Magna Part. For clarity, subject to the first sentence of this Subsection 2.4(e), nothing in the foregoing sentence shall prohibit Licensor from accepting business or orders from, or entering into contracts with, Third Parties with respect to competing products where such business or orders were not solicited by Licensor.

(f)

During the exclusivity periods provided under Subsection 2.2(b), Licensor will not manufacture, have made, use or sell products that compete with Designated Magna Parts covered by the exclusive Designated Magna Application.

3.	COMMERCIALIZATION

3.1	Diligence in Commercialization.

(a)

The parties acknowledge and agree that, except as otherwise provided in this Agreement, the Corporation (or applicable Affiliate or Sub-Licensee, as the case may be) shall be solely responsible for developing and promoting, marketing, selling and otherwise commercializing the Designated Magna Parts in the Territory, including obtaining any applicable Regulatory Approvals therefor.

(b)

With respect to Designated Magna Parts that fall within an exclusive Designated Magna Application under Subsection 2.2(b), and for the period of such exclusivity, the Corporation shall, in the Corporation’s sole judgment, at its sole cost and expense, utilize commercially reasonable efforts and sound and reasonable business practice in developing and promoting, marketing, selling and otherwise commercializing the Designated Magna Parts in the Territory to meet or cause to be met the market demand for the Designated Magna Parts.

Notwithstanding the foregoing, nothing contained herein shall be construed to require the board of directors or senior management of the Corporation to take or refrain from taking any action that would be inconsistent with its obligation to properly exercise its business judgment or discharge its fiduciary duties under applicable law and nothing herein contained shall be interpreted as imposing any liability on the Corporation for any action or inaction with respect to the commercialization of Designated Magna Parts where the Corporation is acting at the direction of senior management or its board of directors.

(c)
Licensor acknowledges that securing purchase orders for products, components or modules incorporating the Technology could take several years and there can be no assurance that orders will be obtained during that time or at all.

	(d)	The Corporation shall designate a Designated Magna Application pursuant to Subsection 2.2(b) on or before August 31st, 2006.

3.2	Corporation to Control Production Program.

The Corporation (or applicable Affiliate or Sub-Licensee, as the case may be) may, in its sole discretion, refuse to accept to participate in any particular production program or a purchase order for a Designated Magna Part, including without limitation for any of the following reasons:

(a)
the proposed selling price of the Designated Magna Part would not enable the Corporation (or applicable Affiliate or Sub-Licensee, as the case may be) to achieve a sufficient rate of return on the Designated Magna Part, after payment of the royalty thereon to Licensor; or

	(b)	any other technical, production or economic reason in the judgment of the Corporation (or applicable Affiliate or Sub-Licensee, as the case may be).

4.	EXCLUSIVITY FEE

4.1	Exclusivity Fee.

For each Designated Magna Application designated on an exclusive basis under Section 2.4, the Corporation shall pay to Licensor, upon execution of the Designation Addendum therefor, the sum of ** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions. in cash by bank transfer to Licensor’s bank account, using the co-ordinates provided by Licensor to the Corporation. The exclusivity fee paid hereunder shall be guaranteed, non-refundable and non- creditable, and in particular shall not be creditable against royalties payable under this Agreement. For greater clarity, the parties agree that, following the payment of the foregoing exclusivity fee, the royalty under Section 5.1 will not be subject to a minimum royalty and no minimum royalty will be payable thereunder or otherwise with respect to the applicable Designated Magna Application or related Designated Magna Parts. For each Designated Magna Application designated before August 31st, 2006, payment of the exclusivity fee therefor will be deferred until August 31st, 2006, provided that if written notice of termination of this Agreement is delivered at least 90 days prior to August 31st, 2006, the Corporation’s obligation to pay such deferred exclusivity fee shall not survive termination pursuant thereto.

5. ROYALTY PAYMENTS

5.1 Royalty for License.

In consideration of the licenses granted under Sections 2.1 and 2.2, the Corporation shall pay to Licensor during the Term, without duplication, a royalty, depending on volume, as follows:

Volume of Designated Magna Parts per Designated Magna Application (Number of Designated Magna Parts)	Royalty (per Designated Magna Part)
** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.	** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

per Designated Magna Part manufactured by the Corporation or its Affiliates or Sub-Licensees in the Territory or sold by the Corporation or its Affiliates or Sub-Licensees to any Person in the Territory, in accordance with the payment provisions of Article 6. For the purposes of clarification, the parties acknowledge that:

(a)

in respect of sales between the Corporation and its Affiliates and Sub-Licensees, the royalty payable hereunder shall be paid only in respect of the first sale of such item, and no duplicate royalty shall be payable in respect of the resale of the same item by the Corporation or its Affiliates and Sub-Licensees, as the case may be;

(b)

with respect to a particular Designated Magna Part, to the extent that the royalty payable hereunder shall have been paid with respect to the manufacture of such Designated Magna Part, no duplicate royalty shall be payable in respect of the sale or resale of the same item by the Corporation or its Affiliates or Sub- Licensees; and

(c)

to the extent that the Designated Magna Part is a component or module (as opposed to a single part), the royalty payable hereunder shall be paid once in respect to such component or module and no royalty shall be payable in respect of each part that is incorporated into a component or module (or components that are incorporated into a module).

For purposes of calculating royalty payments hereunder, the manufacture and/or sale of Designated Magna Parts shall be calculated net of returns or recalls of Designated Magna Parts which are accepted for return and credited by the Corporation or its Affiliates and Sub-Licensees, provided that the royalty payments hereunder shall apply to any Designated Magna Parts repaired or provided in exchange or replacement for any returned or recalled Designated Magna Parts to the extent so credited by the Corporation or its Affiliates and Sub-Licences, as the case may be. To the extent not already accounted for pursuant to the foregoing sentence, no royalties will be payable on Designated Magna Parts manufactured or sold in connection with the return or recall of Designated Magna Parts which are accepted by the Corporation or its Affiliates and Sub-Licensees. For greater clarity, the parties agree that, except for the royalties and fees expressly payable hereunder, no other fee or royalty will be payable to the Licensor under this Agreement, a sublicense agreement or otherwise with respect to sales of Designated Magna Parts. Licensor agrees that any up front or similar fees paid to the Corporation by any Sub-Licensee shall be retained by the Corporation as compensation for its efforts and costs associated with the sublicense to the Sub-Licensee and continued support of such Sub-Licensee.

6. PAYMENT TERMS

6.1 Invoices and Payments.

Licensor shall provide to the Corporation invoices setting out any amounts owed by the Corporation to Licensor in respect of obligations performed by the Licensor under this Agreement. All such amounts shall be due and payable sixty (60) days after receipt of the date of the invoice. Invoices for FTE reimbursement will be invoiced quarterly and be accompanied by a statement detailing the actual hours and costs and expenses incurred during the quarter.

6.2 Payment of Royalties.

(a)

All royalties payable under Section 5.1 shall be payable within sixty (60) days after the last day of each calendar quarter during the Term, commencing for the calendar quarter during which the first sale of a Designated Magna Part by the Corporation or its Affiliates or Sub-Licensees occurs.

(b)

The Corporation will also provide to Licensor within sixty (60) days after the last day of each calendar quarter following the commencement of royalty payments, a written report either electronically or by facsimile signed by an officer of the Corporation certifying such information in sufficient detail to permit verification of the calculation of the royalty payments for the preceding calendar quarter, including:

	(i)	the number of Designated Magna Parts manufactured or sold in the Territory by the Corporation and its Affiliates and Sub-Licensees during the calendar quarter; and

	(ii)	the royalties payable to Licensor for the calendar quarter.

Licensor acknowledges that such information comprises the Corporation’s Confidential Information, shall be used by Licensor solely for the purpose of verifying amounts owing hereunder, shall be held in confidence in accordance with Article 13 and shall not be disclosed by Licensor to any Third Party without the Corporation’s prior written consent. The foregoing obligation of non- disclosure shall survive the termination of this Agreement.

6.3 Taxes.

(a)

For the purposes of this Section 6.3, “Taxes” shall include all taxes, including, without limitation, all tariffs, customs duties, social services taxes, goods and services tax, value added, excise and other sales taxes.

(b)

Licensor shall collect and remit all Taxes assessed or levied in connection with any activities performed by Licensor and shall pay all applicable Taxes levied on account of payments made to Licensor under this Agreement.

(c)	The Corporation shall collect and remit all Taxes assessed or levied in connection with any activities performed by the Corporation pursuant to this Agreement.

(d)

If any law or regulation in any country requires the withholding by the Corporation of any Taxes due on payments to be remitted to Licensor under this Agreement, such Taxes shall be deducted from the amounts paid to Licensor, provided that the Corporation shall take all reasonable measures, at Licensor’s written request and at Licensor´s sole cost and expenses, to reduce the amount of such Taxes. If the Taxes are deducted from the amounts paid to Licensor, the Corporation shall furnish Licensor the originals of all official receipts for such Taxes and such other evidence of such Taxes and payment thereof as may be reasonably requested by Licensor and shall provide any reasonable assistance or co-operation, at Licensor’s sole cost and expense, which may be requested by Licensor in connection with any efforts by Licensor to obtain a credit for such Taxes, including, if reasonable to do so, the characterization of payments made hereunder so that it may take advantage of any and all benefits under any tax treaty between Canada and any foreign countries.

6.4 Late Payments.

Unless otherwise waived by Licensor, the Corporation shall pay to Licensor upon any and all payments that are at any time overdue and payable for more than 30 days after written notice of such default has been delivered to the Corporation, interest at the rate of one percentage point (1%) above the prime lending rate established by Licensor’s principal bank in Canada as of the date such royalties become due, which rate shall be applied throughout the period commencing on the date when such royalties become due up to the date of payment.

6.5 Records and Access.

(a)

The Corporation shall keep and maintain for a period of three (3) years following each Contract Year, full, accurate and complete records and books of account in accordance with GAAP of all transactions relating to the subject matter of this Agreement, including the manufacture and sale of Designated Magna Parts by the Corporation and its Affiliates and Sub-Licensees, for the accurate determination of the yearly royalty payments to be made under this Agreement with respect to such Contract Year.

(b)
Licensor shall have the right, upon reasonable advance notice, once each Contract Year to have a representative attend at the Corporation’s premises to inspect and audit the procedure by which the Corporation has determined the amount of the royalties payable hereunder. The costs and expenses for any inspection and audit shall be borne by Licensor provided that if an error of greater than five percent (5%) in the amount of the royalty paid or payable to Licensor is revealed by the inspection and audit, such costs and expenses shall be borne by the Corporation.

7. INTELLECTUAL PROPERTY

7.1 Existing Intellectual Property.

As between the Corporation and Licensor, title to and ownership or control of all rights in and to all Intellectual Property owned or licensed by Licensor (other than rights licensed to Licensor by the Corporation) shall at all times remain with Licensor and, except as expressly granted under this Agreement, no rights in or to any such Intellectual Property shall vest in the Corporation.

7.2 Improvements to Technology

Any Improvements to the Licensed Patents made by the Corporation and its Affiliates and Sub-Licensees for which patent applications may be filed claiming priority to any Licensed Patents, shall be solely owned by Licensor, and in respect of any such Improvements made by the Corporation or its Affiliates, the Corporation or its Affiliates shall, at Licensor’s sole cost and expense, assign or cause to be assigned to Licensor all right, title and interest in and to such Improvements, and Licensor shall promptly add Patents resulting therefrom to Schedule A and such Patents shall be automatically included in the license granted by Licensor to the Corporation under Sections 2.1 and 2.2 (and, in any event, will be deemed to be added to Schedule A) without the payment of any additional consideration by the Corporation, its Affiliates or Sub-Licensees. The Corporation shall inform Licensor of any such Improvements in a timely manner and, at Licensor’s sole cost and expense, reasonably co-operate with Licensor in seeking Patent coverage for such Improvements.

7.3 Use of Trademarks.

Licensor hereby grants to the Corporation the right to use the trademark “IKONA GEAR” solely to refer to the Ikona Gears and Designated Magna Parts, provided that to the extent permitted by the customer of the Corporation or its Affiliates or Sub-Licensees, as the case may be, the Corporation shall include, or cause to be included, at the Corporation’s sole cost and expense:

(a)	on each Designated Magna Part, the trademark, “IKONA GEAR” and the patent markings applicable thereto (including applicable patent numbers); or

(b)	on the labeling or packaging of such Ikona Gears and Designated Magna Parts, such wording as may be mutually agreeable to the parties to indicate that the use of Licensor’s trademark is under license;

provided that:

(c)	the cost of doing so is commercially reasonable giving due regard to the overall cost at the applicable Designated Magna Part and anticipated margins associated therewith;

(d)	the inclusion thereof does not interfere with the manufacturing process for the applicable Designated Magna Part; and

(e)	the inclusion thereof does not interfere with the product interfaces or utility of the applicable Designated Magna Part.

8. FILING OF PATENTS AND TECHNICAL ASSISTANCE

8.1 Technical Assistance.

(a)

The parties acknowledge that Licensor has delivered to the Corporation copies of all Technical Documentation, in written or other tangible form, that the Corporation may reasonably require to enable the Corporation to utilize the licenses granted under Sections 2.1 and 2.2.

(b)

Licensor, at the Corporation’s written request by way of an executed purchase order, agrees to provide to the Corporation, for a period of up to twelve (12) months commencing on the Effective Date, such reasonable technical and engineering assistance of up to one full time equivalent (FTE) as may be required to assist the Corporation in the integration of the Technology into the Ikona Gears and the Designated Magna Parts and for which Licensor will charge to and invoice the Corporation at the rate of Cdn$150 per hour, plus reasonable disbursements and expenses and goods and services tax (“GST”). Disbursements and expenses in excess of Cdn$5,000 per month shall require the prior written approval of the Corporation. Licensor will provide assistance from its Coquitlam facilities during Licensor’s normal business hours on Licensor’s Business Days unless otherwise agreed by the parties. If the Corporation requests assistance at locations other than Licensor’s Coquitlam facilities, the Corporation will promptly reimburse Licensor for its reasonable travelling and other reasonable disbursements and expenses actually and properly incurred in connection with the provision of such services, provided that Licensor keeps proper accounts and provides reasonable substantiation thereof to the Corporation within 30 days after the date the expenses are incurred.

(c)	All such information provided by Licensor shall be held in confidence by the Corporation and its Affiliates, Sub-Licensees and their respective employees in accordance with the terms of Article 13.

8.2 Filing of Patents.

Licensor shall be responsible for, and shall pay all attorneys’ fees and related costs and out-of-pocket expenses related to, such renewals and maintenance as may be necessary or desirable to maintain and keep the Licensed Patents in good standing and the preparation, prosecution, issuance and/or maintenance and renewal of Patents in respect of Improvements. The Corporation shall have the right to review and comment on each filing made with respect to the Licensed Patents or any Patent for an Improvement to any Licensed Patent to be filed in the United States or any other jurisdiction and consult with Licensor as required prior to such filing to ensure that any Patent protection obtained by Licensor and the applicable claims are appropriate for the Ikona Gears and Designated Magna Parts and the business to be conducted by the Corporation. The Corporation shall have the right to monitor, and Licensor shall provide the Corporation with all relevant documents relating to, the prosecution of any Patents for such Improvements. The Corporation and Licensor shall, acting in good faith, mutually determine the countries foreign to the United States and Canada in which the said patent applications shall be filed. Licensor, its attorneys, agents and representatives, shall exercise all reasonable efforts to obtain allowance and issuance of the patents, as soon as practicable. If Licensor determines that any renewal, extension or other like application with respect to a Licensed Patent or a Patent application for Improvements to a Licensed Patent is not appropriate and will not be filed or prosecuted (or, if filed, will be abandoned), then Licensor shall advise the Corporation accordingly, and shall allow the Corporation a reasonable opportunity, at the Corporation’s sole option, to elect to proceed with such filing or prosecution, for the Corporation’s benefit and at its sole cost and expense (and whether in the Corporation’s own name or for and on behalf of Licensor), and Licensor agrees to fully cooperate with the Corporation in this regard; any right, title or interest in any such renewal, extension or other like application shall be owned or held by the Corporation.

9. REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Licensor’s Representations and Warranties.

Licensor hereby represents and warrants to the Corporation that:

(a)	it has full corporate power and authority to enter into this Agreement and to grant the license rights provided for herein;

(b)	Licensor is the sole and exclusive owner of all rights in the Licensed Patents and, to the best of Licensor’s knowledge, the Licensed Know-How;

(c)	Schedule A contains a complete list of all Patents relating to the design and manufacture of gears using Licensor’s planetary gear technology;

(d)	there are no licenses relating to the Technology under which Licensor must pay a fee or royalty to any Third Party;

(e)

as of the date hereof, no Third Party has been granted any rights to use or exploit the Technology and there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written or oral, express or implied, which are inconsistent with this Agreement or that would prevent or impair the exercise of all rights granted to the Corporation pursuant to the terms of this Agreement; and

(f)
there are no claims, actions, suits or proceedings commenced, pending or, to the best of Licensor’s knowledge, threatened, involving any Third Party alleging ownership of any or all of the Technology or claiming that the Technology infringes any existing Intellectual Property rights of such party, asserting the invalidity or unenforceability of the Licensed Patents or any misappropriation, use or infringement of any of the Technology and Licensor is not aware of any existing grounds under which any such claims, actions, suits or proceedings might be commenced against either it or the Corporation.

9.2 Ikona Gear Validation.

Licensor undertakes to provide reasonable assistance to the Corporation so that the Technology will successfully satisfy the Corporation’s reasonable production purposes and requirements, and will take all steps, as directed by way of an executed purchase order, at the Corporation’s expense, as may be required to assist in resolving any technical issues which may prevent the Corporation from attaining its required production levels for Designated Magna Parts.

9.3 Corporation’s Representations and Warranties.

The Corporation represents and warrants to Licensor that it has full corporate power and authority to enter into this Agreement and to perform all of the obligations required to be performed by the Corporation hereunder.

9.4 Corporation’s Continuing Obligations.

The Corporation hereby covenants to Licensor that: it shall not dispute or contest, directly or indirectly, the validity, ownership or enforceability of any of the Licensed Patents or any of Licensor’s right, title and interest in and to the Technology, nor counsel, procure or assist any other party to do the same.

9.5 No Warranty.

LICENSOR AND THE CORPORATION EACH MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, WITH RESPECT TO THE IKONA GEAR, THE DESIGNATED MAGNA PARTS, THE LICENSED PATENTS, THE LICENSED KNOW-HOW OR THE LIKELIHOOD OF SUCCESS IN THE DEVELOPMENT AND COMMERCIALIZATION OF ANY PRODUCTS, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH PARTY HEREBY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY THE OTHER PARTY TO UNDERTAKE ITS OWN DUE DILIGENCE WITH RESPECT TO THE FOREGOING.

9.6 No Consequential Damages.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY.

10. INDEMNIFICATION

10.1 Licensor’s Obligation to Indemnify.

Licensor agrees to indemnify and hold harmless the Corporation and its Affiliates and each of their directors, officers, employees and agents against and from any and all disputes, damages, charges, proceedings (or the defence thereof), suits, actions, costs, judgements, losses, claims, liabilities and demands, including legal and other fees, disbursements and expenses, that any such Person may suffer or incur, or that may be asserted against any such Person, directly or indirectly arising from, as a consequence of, or resulting from:

(a)	any allegation or finding that the Technology or the making, assembly, use, import/export or sale of:

(i) the Ikona Gears, or

(ii) Designated Magna Parts, by virtue of the inclusion of an Ikona Gear in such Designated Magna Parts,

infringes any patent, design patent, industrial design registration or copyright or violates any other Intellectual Property or other right of a Third Party;

(b)	any breach of any representation or warranty made by or on behalf of Licensor pursuant to this Agreement; or

(c)	any breach of any covenant made by or on behalf of Licensor pursuant to this Agreement;

except to the proportional extent caused by any of the indemnified parties.

10.2 The Corporation’s Obligation to Indemnify.

The Corporation agrees to indemnify and hold harmless Licensor and its Affiliates and each of their directors, officers, employees and agents against and from any and all disputes, damages, charges, proceedings (or the defence thereof), suits, actions, costs, judgements, losses, claims, liabilities and demands, including legal and other fees, disbursements and expenses, that any such Person may suffer or incur, or that may be asserted against any such Person, directly or indirectly arising from, as a consequence of, or resulting from:

(a)

any allegation or finding that any Intellectual Property (other than the Technology) that the Corporation or its Affiliates or Sub-Licensees elect to use in the making, assembly, use, export or sale of the Designated Magna Parts infringes any patent, design patent, industrial design registration or copyright or violates any other Intellectual Property or other right of a Third Party;

(b)	any personal injury, product liability or property damage relating to or arising from any Designated Magna Parts designed, manufactured or sold by the Corporation or its Affiliates or Sub-Licensees;

(c)	any breach of any representation or warranty made by or on behalf of the Corporation pursuant to this Agreement; or

(d)	any breach of any covenant made by or on behalf of the Corporation pursuant to this Agreement.

except to the proportional extent caused by any of the indemnified parties.

11. INFRINGEMENT

11.1 Infringement by the Corporation.

In the event that any Third Party brings a claim, suit, action or proceeding against the Corporation or any of its Affiliates or Sub-Licensees or any customer of any of the foregoing that the manufacture, assembly, use, sale, distribution, marketing or importation/exportation of an Ikona Gear or a Designated Magna Part infringes such Third Party’s rights in Intellectual Property (an “Infringement Suit”), the Corporation shall promptly notify Licensor of the Infringement Suit and, to the extent permitted, deliver copies of the relevant court filings; provided that the failure to provide such notice promptly shall not release Licensor from any of its obligations to indemnify unless (and only to the extent that) such failure shall prevent Licensor from contesting, or materially and adversely affect the ability of Licensor to contest, such Infringement Suit. The following provisions shall apply with respect to an Infringement Suit:

(a)

where the claim, suit, action or proceeding relates only to the Ikona Gear or the inclusion thereof in a Designated Magna Part, Licensor, in its sole discretion, shall have the first right, but not an obligation, to assume and control the defence of the Infringement Suit; provided that:

(i)

Licensor may only assume and control the defence of the Infringement Suit if Licensor delivers to the Corporation a written confirmation that the Licensor’s obligation to indemnify the Corporation and other indemnified parties in accordance with Subsection 10.1(a) applies in respect of such Infringement Suit; and

	(ii)	nothing herein shall preclude the indemnified party from participating, at it own expense, in the defense of the Infringement Suit.

(b)	Licensor shall not be entitled to assume and control (but may, at its own expense, participate in) the defense of any such Infringement Suit if and to the extent that:

(i)
in the reasonable opinion of the Corporation or other indemnified parties acting in good faith, such proceeding involves any risk of impairing the Corporation’s or other indemnified party’s reputation in the industry or the imposition of criminal liability on the Corporation or other indemnified party or the control of such action, suit or proceeding would involve an actual or potential conflict of interest as between the Licensor and the Corporation or other indemnified party, such that it is advisable for the Corporation or other indemnified party to be represented by separate counsel; or

(ii)

the claim, suit, action or proceeding does not relate only to the Ikona Gear or the inclusion thereof in a Designated Magna Part or otherwise involves claims not fully indemnified by Licensor under Subsection 10.1(a) which Licensor and the Corporation or other indemnified parties have been unable to sever from the Infringement Suit; or

	(iii)	there are one or more defenses available to the Corporation or other indemnified parties that are different from or in addition to those available to Licensor.

(c)

The benefits (including any recovery by way of costs, damages or other amounts) of any defence commenced by Licensor shall accrue to, and the costs of any such proceedings, including the Corporation’s costs related to co-operating with Licensor, shall be borne by, Licensor. Nothing herein shall preclude the Corporation or the other indemnified parties from exercising any rights or remedies available to them at law or in equity including the commencement of appropriate proceedings against the alleged infringer or unauthorized user to recover any damages or losses suffered by the Corporation or any other indemnified party.

(d)

if Licensor does not take steps, in accordance with Subsection 11.1(a), to defend against the Infringement Suit within thirty (30) days after the date that notice thereof was received from or delivered to Licensor or such shorter time as may be required by applicable law, the Corporation shall have the right, but not the obligation, to undertake such defence. The benefits (including any recovery by way of costs, damages or other amounts) of any defence commenced by the Corporation shall accrue to the Corporation, and the unrecovered costs of any such defence, including Licensor’s costs related to co-operating with the Corporation, shall be borne by the Licensor. Licensor will, upon receipt of written request from the Corporation, assist the Corporation by providing any reasonable evidence and technical information available to Licensor;

(e)	the party defending against the Infringement Suit (in this section, the “Litigating Party”) shall have the right to control such litigation; provided that:

(i)

neither the Corporation nor any other indemnified party under Subsection 10.1(a) shall enter into any settlement or other compromise with respect to an Infringement Claim for which Licensor has in writing under Subsection 11.1(a) agreed to fully indemnify without the prior written consent of Licensor which may be withheld by the Licensor acting reasonably; and

(ii)

to the extent Licensor has assumed control of such Infringement Claim in accordance with Subsection 11.1(a), Licensor may enter into any settlement or other compromise with respect to such Infringement Claim without the prior written consent of the Corporation or other indemnified party, except in the case of a settlement involving any finding or admission of liability, fault or violation of law on the part of the Corporation or other indemnified party or in the case of a settlement that has an adverse effect on any other claims that may be made by the indemnified party against the third party bringing the Infringement Claim, in which case the prior written consent of the Corporation or other indemnified party shall be obtained;

(f)

the Litigating Party shall keep the other party fully informed of the status of the Infringement Suit, shall consult with the other party from time to time regarding the Infringement Suit and shall provide the other party with all information with respect to such Infringement Suit as such party shall reasonably request; and

(g)

the royalty payable hereunder on account of the Designated Magna Parts that are the subject of the Infringement Suit, up to a maximum amount equal to the amount claimed by the Third Party in the Infringement Suit, shall be withheld by the Corporation and held in trust in an interest-bearing trust account for Licensor until such Infringement Suit has been settled or resolved by a final and non- appealable order of a court of competent jurisdiction. No Infringement Suit shall prevent the payment of any royalty on account of Designated Magna Parts that are not the subject of the Infringement Suit. In the event such final and non- appealable order of a court of competent jurisdiction determines that the the manufacture, assembly, use, sale, distribution, marketing or importation/exportation of an Ikona Gear or Designated Magna Part by virtue of the inclusion of the Ikona Gear infringes the rights of such Third Party, the Corporation will be entitled to discontinue the payment of all royalties payable in respect of the affected Designated Magna Parts and any royalty payments held in trust shall be released to the Corporation together with the accrued interest thereon and the Corporation shall be entitled to offset any loss or damage covered by the indemnity under Section 10.1 resulting from such infringement claim against any royalties owing to Licensor under this Agreement. The Corporation shall also be entitled to offset any costs and expenses actually and reasonably incurred by the Corporation in defending against the Infringement Suit, including its costs and attorney fees, against any royalties owing to Licensor under this Agreement. If the final and non-appealable order of a court of competent jurisdiction determines that the manufacture, assembly, use, sale, distribution, marketing or importation/exportation of an Ikona Gear or a Designated Magna Part do not by virtue of the inclusion of the Ikona Gear infringe the rights of such Third Party, the Corporation shall pay, from the trust account, the royalties for the whole period in which such royalty payments were withheld plus accrued interest.

12. ENFORCEMENT

12.1 Infringement by Third Party.

In the event that either party reasonably believes that a Third Party is or may be infringing, encroaching or violating any claim of the Licensed Patents or infringing any Licensed Know-How and whether such unauthorized use or infringement is actual or threatened, such party shall promptly deliver to the other party notice of the facts known to it and upon which it bases its opinion of such actual or threatened, unauthorized use or infringement and outlining any proceedings it considers necessary or appropriate to enforce any or all of Licensor’s rights in the Technology.

12.2 Rights on Infringement.

(a)

Licensor shall use all reasonable measures, whether by action, suit or other proceeding to restrain or enjoin the infringement of the Licensed Patents and/or Licensed Know-How, by such Third Party. Upon receipt of the notice referred to in Section 12.1 hereof, Licensor shall have ninety (90) days to commence appropriate proceedings against the alleged infringer or unauthorized user, as the case may be. The Corporation agrees to cooperate with Licensor in any such proceeding including the voluntary joinder as party plaintiff if reasonably determined to be required by Licensor and to have its employees, representatives and/or agents testify in any legal proceeding, sign all lawful papers, and make all rightful oaths and generally do everything reasonably necessary to aid Licensor to enforce proper protection for the Licensed Patents and/or Licensed Know-How, in Canada, the United States and in any and all other applicable countries. The benefits (including any recovery by way of costs, damages or other amounts) of any proceedings commenced by Licensor shall accrue to, and the costs of any such proceedings, including the Corporation’s costs related to co-operating with Licensor, shall be borne by Licensor, provided that nothing herein shall preclude the Corporation or the other indemnified parties from exercising any rights or remedies available to them at law or in equity including the commencement of appropriate proceedings against the alleged infringer or unauthorized user to recover any damages or losses suffered by the Corporation or any other indemnified party. If, as a result of such claim, a final and non-appealable order of a court of competent jurisdiction determines that a Licensed Patent is invalid, then the Corporation will be entitled to discontinue the payment of all royalties payable hereunder in respect of Designated Magna Parts practising such Licensed Patent and may, at its sole option, in whole or in part, terminate this Agreement by providing written notice of termination to Licensor. The Corporation will be entitled to offset any loss or damage resulting from such claim, including its costs and attorney fees, against any royalties owing to Licensor under this Agreement.

(b)

If, at the end of the said ninety (90) day period, Licensor has not notified the Corporation that it has commenced appropriate proceedings against the alleged infringer or unauthorized user and the alleged infringement or unauthorized use has not ceased, the Corporation shall have the right, but not the obligation, to commence appropriate proceedings against the alleged infringer or unauthorized user.

If the Corporation institutes such proceedings, Licensor agrees to cooperate with the Corporation in any such proceeding including the voluntary joinder as party plaintiff if reasonably determined to be required by the Corporation and to have its employees, representatives and/or agents testify in any legal proceeding, sign all lawful papers, and make all rightful oaths and generally do everything reasonably necessary to aid the Corporation to enforce proper protection for the Licensed Patents and/or Licensed Know-How in Canada, the United States and in any and all other countries. The benefits (including any recovery by way of costs, damages or other amounts) of any proceedings commenced by the Corporation shall accrue to, and the costs of any such proceedings, including Licensor’ costs related to co-operating with the Corporation, shall be borne by, the Corporation. Nothing in this Section 12.2 makes it mandatory for the Corporation to commence such proceedings. If, as a result of such claim, a final and non-appealable order of a court of competent jurisdiction determines that a Licensed Patent is invalid, then the Corporation will be entitled to discontinue the payment of all royalties payable hereunder in respect of Designated Magna Parts practising such Licensed Patent and may, at its sole option, in whole or in part, terminate this Agreement by providing written notice of termination to Licensor. The Corporation will be entitled to offset any loss or damage resulting from such claim, including its costs and attorney fees, against any royalties owing to Licensor under this Agreement.

(c)

The party taking action against an alleged infringer shall have the right to control, but it shall have no right to settle any dispute in any manner which would abridge the reserved rights of the other party under this Agreement. By way of example and not by way of limitation, neither party may stipulate or admit to the invalidity or unenforceability of any Licensed Patent. Before any action is taken by either party which could abridge the rights of the other party hereunder, the parties agree to consult, in good faith, with a goal of adopting a mutually satisfactory position.

(d)

The party taking action shall keep the other party fully informed of the enforcement action, shall consult with the other party from time to time regarding the enforcement action and shall provide the other party with all information with respect to such enforcement action as such party shall reasonably request.

12.3 Cooperation with Other Licensees.

The Corporation acknowledges that Licensor may grant licenses to Third Parties under the Licensed Patents both within and outside the field of Automotive Applications and that such licenses may include rights to permit such Third Parties to defend or enforce a claim within the Licensed Patents. To the extend that Licensor grants to a Third Party any license including rights to defend or enforce a claim within Licensed Patents, the Corporation will use commercially reasonable efforts to cooperate with Licensor and such Third Party, at Licensor’s sole cost and expense, in the defense or enforcement of such Licensed Patents and, in connection with such efforts, will use good faith efforts to determine, jointly with Licensor and such Third Party, the course of action, if any, necessary or appropriate to defend or enforce such Licensed Patents, as applicable; provided that Licensor includes provisions in its license with such Third Party no less restrictive and comparable to this Section 12.3.

13. CONFIDENTIALITY

13.1 Obligation of Confidentiality.

During the Term each party shall hold in trust as confidential and secret and, without the prior written consent of the other party, shall not disclose, distribute or disseminate to any otherPerson (other than to Sub-Licensees provided such disclosure is in accordance with the applicable sub-license agreement or to Affiliates as otherwise permitted pursuant to this Agreement) any Confidential Information furnished to such party by the other party pursuant to this Agreement. Each party shall use the Confidential Information solely for the purposes set forth in this Agreement. Each party agrees to handle Confidential Information belonging to the other party with at least the same degree of care as it handles its own proprietary information and to take all reasonable precautions to prevent its officers and employees from disclosing Confidential Information to others and from utilizing the same for any purpose other than this Agreement. In furtherance of the foregoing, both parties will disclose such Confidential Information only to those of their respective employees and agents having a need to know such Confidential Information for purposes set forth in this Agreement. Both parties agree to have any of their respective employees or agents who may become involved in the exchange of Confidential Information to execute a non-disclosure agreement consistent with the provisions of this agreement or to provide the disclosing party, upon request, with evidence of a written undertaking by such employee or agent to keep Confidential Information received in the course of performing his/her/its duties confidential. Both parties shall enforce such undertaking in respect of any actual or threatened breach of confidentiality provided for in this Agreement by such agent or employee to the extent permissible at law.

13.2 Permitted Disclosure.

Notwithstanding Section 13.1, the Corporation shall be permitted to reveal such of the Confidential Information to its customer(s) as reasonably required by the Corporation to carry out its business activities with such customer(s) as contemplated under this Agreement, provided that the Corporation shall use such efforts to protect the Confidential Information as is the Corporation’s usual practice in disclosing its own confidential information to its customers. Additionally, the foregoing obligations of confidentiality and non-disclosure in respect of the Confidential Information shall not extend to any Confidential Information which:

(a)	was known and existed in documentary or other physical form in the possession of the receiving party at the time of disclosure;

(b)	was part of the public domain at the time of disclosure or thereafter becomes part of the public domain through no act or failure to act of the receiving party;

(c)	was furnished by either party as a matter of right without restriction on its disclosure or which is disclosed with the consent of the disclosing party;

(d)

was disclosed to the receiving party by a Third Party, provided that such Third Party did not acquire the information directly or indirectly from the receiving party or, to the best of the receiving party’s knowledge, was not breaching any agreement or any confidential relationship with the disclosing party;

(e)	was independently developed by the receiving party or its Affiliates without reference to the disclosing party’s Confidential Information; or

(f)
was required to be disclosed pursuant to any judicial, administrative or regulatory process or in connection with any inquiry, investigation, action, suit, proceeding or claim, provided that, if such disclosure is required, the receiving party will first give notice to the disclosing party so that it will have an opportunity (at its own expense) to seek a protective order or other appropriate remedy;

provided that any combination of the information which comprises part of the Confidential Information shall not be included in the foregoing exceptions merely because individual parts of the information were within the public domain or were within the prior possession of the receiving party or disclosed to it by a Third Party, as applicable, unless the combination itself was in the public domain, prior possession, or was so received, as applicable.

13.3 Survival of Obligation.

The terms of this Article 13 will continue in force for a period of three (3) years after the earlier of the termination or expiration of this Agreement. Upon termination or expiration of this Agreement, Section 15.6 shall apply.

14. TERM

14.1 Term of Agreement

Unless earlier terminated in accordance with the terms of this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue until the expiration of the last remaining Licensed Patent (the “Term”) and the Corporation shall retain the licenses set forth in Sections 2.1 and 2.2 and all benefits thereof for such period.

15. TERMINATION

15.1 Termination for Bankruptcy, Insolvency, etc.

This Agreement may be immediately terminated by Licensor or the Corporation, as the case may be, by providing ten (10) days’ written notice to the other party (the “Termination Notice”) if any of the following circumstances or events is applicable to the other party:

(a)

Dissolution – The Corporation or Licensor is wound up, dissolved or liquidated under any law, or becomes subject to the provisions of the Winding-Up and Restructuring Act (Canada) or similar legislation in the United States, or otherwise has its existence terminated or passes any resolution in connection therewith;

(b)

Insolvency - The Corporation or Licensor makes a general assignment for the benefit of its creditors, acknowledges its insolvency or is declared or becomes bankrupt or insolvent, or otherwise fails in its business;

(c)

Act of Bankruptcy - The Corporation or Licensor commits an act of bankruptcy under any applicable laws including, but not limited to, the Bankruptcy and Insolvency Act (Canada) or similar legislation in the United States;

(d)

Bankruptcy Proposal – Any filing of a proposal or notice of intention to make a proposal is made in respect of the Corporation or Licensor under the Bankruptcy and Insolvency Act (Canada) or similar legislation in the United States;

(e)

Protection from Creditors – Any filing is made or a proceeding is commenced in respect of the Corporation or Licensor seeking any stay of proceeding, protection from creditors, moratorium, reorganization, arrangement, composition, re-adjustment, or any other relief under any present or future law of any jurisdiction relative to bankruptcy, insolvency or other relief for debtors, including, without limitation, the Companies’ Creditors Arrangement Act (Canada) or similar legislation in the United States;

(f)

Appointment of Trustee or Receiver – Any trustee in bankruptcy, interim receiver, receiver, receiver and manager, custodian, sequestrator, administrator, monitor or liquidator or any other person with similar powers shall be appointed in respect of the Corporation or Licensor, the Technology or the Patents, or in respect of all or a substantial portion of the respective property, assets or undertaking of the Corporation or Licensor;

(g)

Enforcement Against Secured Property – Any holder of any security interest, mortgage, lien, charge, claim or encumbrance enforces against, delivers any notices relating to its rights or its intention to enforce against, or becomes entitled to enforce against or otherwise takes possession, management or control of the Technology or the Patents or a material part of the Corporation’s or Licensor’s respective property, assets and undertakings;

(h)

Seizure – A distress, execution, warrant, garnishment, attachment, sequestration, levy, writ, or any similar process is issued or enforced upon or against a material portion of the Corporation’s or Licensor’s property, assets and undertakings, or any Third Party demand is issued or other seizure is made by any governmental agency, administrative body or any taxation authority in respect of a material portion of the Corporation’s or Licensor’s property, assets or undertakings;

(i)	Sale of Assets – The Corporation or Licensor liquidates its assets or sells all or substantially all of its assets (except to an Affiliate); or

(j)	Continuation of Business – The Corporation or Licensor ceases to carry on business in the ordinary course for a period in excess of thirty (30) days.

15.2 Termination for Default.

If either Licensor or the Corporation is in material default of any obligations under this Agreement, the non-defaulting party may, at its option, give the defaulting party written notice specifying the material default in reasonable detail and requesting the material default be cured within thirty (30) days (the “Default Notice”). In the event the defaulting party has not cured the material default within the thirty (30) day time period or commenced appropriate actions to cure such material default if such material default may not reasonably be expected to be cured within such period (whereby such actions must be continuously and diligently continued thereafter) the non-defaulting party may, at its option, immediately terminate this Agreement by delivering a written notice of termination to the defaulting party (the “Termination Notice”), provided, however, such Termination Notice must be given within one hundred and eighty (180) days of the Default Notice.

15.3 Termination by the Corporation.

(a)

Notwithstanding any other provision of this Agreement, the Corporation may terminate this Agreement by providing ten (10) days’ prior written notice thereof to Licensor in the event that the Corporation’s legal counsel reasonably determines that the Technology or the making, assembly, use, export, import or sale of Ikona Gears or Designated Magna Parts, by virtue of the inclusion of the Ikona Gear, infringes any patent, design patent, industrial design registration or copyright or violates any other Intellectual Property right of another Person or if any claim of any of the Licensed Patents is determined to be invalid, in which case, without further action on the part of either party, subject to Section 15.8, all rights and licenses granted by Licensor to the Corporation pursuant to this Agreement shall revert to Licensor and the Corporation shall retain no rights therein.

(b)

Notwithstanding any other provision of this Agreement, the Corporation may terminate this Agreement at any time and for any reason (or no reason at all) by providing 90 day’s prior written notice thereof to Licensor, in which case, upon the effective date of such termination and subject to Section 15.8, all rights and licenses granted by Licensor to the Corporation pursuant to this Agreement shall revert to Licensor and the Corporation shall retain no rights therein.

15.4 Terminating Party.

Upon termination of this Agreement pursuant to Sections 15.1, 15.2 or 15.3, the terminating party shall no longer be subject to the terms and conditions of this Agreement other than those obligations accrued to the date of termination and any obligations under Articles 10 and 13 and Section 15.8.

15.5 Rights on Termination.

Any termination under this Article 15 shall be without prejudice to any other rights, remedy or relief vested in or to which a party may otherwise be entitled against the other party.

15.6 Obligations on Termination.

Upon the termination or expiration of this Agreement, each party shall immediately return to the other party all Confidential Information in its possession, custody or control belonging to the other party relating to the Technology, the Ikona Gears and the Designated Magna Parts, except, in the case of the Corporation, for any information which the Corporation must retain to fulfill any purchase orders or warranty or service requirements pursuant to Section 15.8.

15.7 Royalty Payments Upon Termination.

If this Agreement is terminated in accordance with this Article 15, the Corporation shall, subject to the terms of this Agreement, continue to pay Licensor all amounts earned pursuant to Section 5.1 prior to the effective date of termination and any amounts earned thereafter as a result of sales of residual inventory of Designated Magna Parts.

15.8 Right to Use Technology upon Termination/Expiration.

In the event of any termination under this Agreement or the expiration of the Term pursuant to Article 14:

(a)

In the case of the termination of this Agreement under Section 15.1 or the termination of this Agreement by any receiver, receiver and manager, trustee or any other person with similar powers appointed in the circumstances set forth in such Section 15.1, the Corporation, its Affiliates and its Sub-Licensees shall have the right to maintain any and all rights under this Agreement (subject to the payment of royalties as provided in this Agreement), including, but not limited to, the use and license of the Technology, for a period of twelve (12) months from the date of the termination of this Agreement under Section 15.1 or the termination of this Agreement by such receiver, receiver and manager, trustee or other such person, as the case may be or for such longer period as may be necessary in order to permit the Corporation to fulfill existing orders for Designated Magna Parts.

(b)

In addition to any rights granted to the Corporation, its Affiliates and its Sub- Licensees pursuant to the extension of this Agreement for the additional twelve (12) month period as set forth in Subsection 15.8(a), the Corporation, its Affiliates and its Sub-Licensees shall retain the use of the Technology for such additional period as required to comply with their customary warranty and service requirements.

(c)	In the case of the expiration of the Term pursuant to Article 14 or the termination of this Agreement under any Section other than Section 15.1:

(i)
the Corporation, its Affiliates and its Sub-Licensees shall maintain any and all rights under this Agreement including, but not limited to, the use of the Technology in order to permit the Corporation, its Affiliates and its Sub-Licensees to fulfill existing orders for Designated Magna Parts, subject to the payment of royalties as provided in this Agreement; provided that, if the Agreement is terminated by the Corporation pursuant to Section 15.2 the Corporation, its Affiliates an its Sub-Licensees shall retain its rights under this Agreement (subject to the payment of royalties as provided in this Agreement) for such additional period as required to fulfill any orders (whether existing or future orders) under any OEM production program awarded to the Corporation, its Affiliates or its Sub- Licensees prior to the date of such termination;

(ii)	the Corporation shall retain the use of the Technology for such additional period as required to comply with its customary warranty and service requirements; and

(iii)

Licensor may, at its option, assume in writing any existing sub-license agreements granted by the Corporation and upon such assumption, the Corporation shall thereafter be released from any future obligations under such agreements.

16. NOTICE

16.1 Notice.

Any notice required or permitted to be given hereunder shall be in writing and may be delivered in person or by registered mail or transferred by facsimile or other form of recorded communication tested prior to transmission, addressed to the respective party at the address set forth below or such changed address as may be given by a party to the other by such written notice. Any such notice shall be considered to have been made and received on the date when personally delivered or five (5) Business Days after the date of mailing or one (1) Business Day after the date of forwarding if sent by facsimile or other form of recorded communication.

Address of the Corporation:	Address of Licensor:
Magna Drivetrain AG & Co KG .	Ikona Gear USA, Inc.
Industriestraße 35	1507 Pine Street
A-8502 Lannach	Boulder, Colorado
AUSTRIA	80302 U.S.A.
Attention: Dr. Peter Reif	Attention: Clifford Neuman, Esq.
Telephone No. +43 (0) 50 444 3737	Telephone No. 303-449-2100
Facsimile No. +43 (0) 50 444 2298	Facsimile No. 303-449-1045

with a copy to:	Address of Ikona:
Magna International Inc.	Ikona Gear International, Inc.
337 Magna Drive	1 – 1850 Hartley Avenue
Aurora, Ontario	Coquitlam, British Columbia
L4G 7K1 CANADA	V3K 7A1 CANADA
Attention: J. Brian Colburn	Attention: Laith I. Nosh
Executive Vice-President,	Telephone No. 604-523-5500
Special Projects and Secretary	Facsimile No. 604-520-5965
Telephone No.: 905-726-7022
Facsimile No.: 905-726-7173

with a copy to:
Farris, Vaughan, Wills & Murphy LLP
P.O. Box 10026, Pacific Centre South
Toronto Dominion Bank Tower
700 West Georgia Street, 25th Floor
Vancouver, British Columbia
V7Y 1B3 CANADA
Attention: R. Hector MacKay-Dunn, Q.C.
Telephone No.: 604-684-9151
Facsimile No.: 604-661-9349

17. INSURANCE

17.1 Insurance Coverage

Corporation and Licensor each represent that they are sufficiently insured against any liability arising under Article 10 for which it has an indemnification obligation.

18. GENERAL

18.1 Force Majeure.

Neither party shall be liable for failure or delay in the performance of its obligations, other than monetary obligations, under this Agreement when the failure is a result of circumstances beyond its reasonable control including, but not limited to, fire, flood, strikes, labour trouble or other industrial disturbances, inevitable accidents, war (declared or undeclared), embargoes, blockades, riots, insurrections or governmental regulations.

18.2 Further Assurances.

Each of the parties to this Agreement agrees to execute such documents and agreements and to do such further things as may be reasonably necessary or desirable to carry out the provisions and purposes of this Agreement.

18.3 Amendments.

This Agreement may not be amended or modified in any respect except by written agreement signed by the parties hereto.

18.4 Assignment.

This Agreement shall not be assigned, in whole or in part, by either party without the prior written consent of the other party. Notwithstanding the foregoing, prior written consent shall not be required for assignments of this Agreement:

(a)	by the Corporation:

	(i)	to an entity which is an Affiliate of the Corporation; or

	(ii)	to an entity which purchases all or substantially all of the Corporation’s business relating to the design and/or manufacture of Ikona Gears and Designated Magna Parts; and

(b)	by Licensor to an entity (including an Affiliate of Licensor) that purchases all of the Technology, or to which all of the Technology is transferred or assigned;

provided such entity first agrees to be bound by the terms and conditions of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and enure to the benefit of the parties hereto, their successors and permitted assigns.

18.5 Severability.

The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained.

18.6 Survival.

All obligations of the Corporation and Licensor which expressly or by their nature survive termination, expiration or assignment of this Agreement shall continue in full force and effect subsequent to and notwithstanding such termination, expiration or assignment until they are satisfied or by their nature expire.

18.7 No Waiver.

The rights of each party hereunder are cumulative and no exercise or enforcement by a party of any right or remedy hereunder shall preclude the exercise or enforcement by such party of any other right or remedy hereunder or which such party is otherwise entitled by law to enforce. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

18.8 Currency.

All dollar values expressed in this Agreement are in Canadian dollars.

18.9 Time of the Essence.

Time shall be of the essence of this Agreement and the transactions contemplated hereby.

18.10 Governing Law.

This Agreement shall be governed and construed in accordance with the laws of Ontario and the parties hereto hereby agree to attorn to the jurisdiction of the courts of Ontario. The parties acknowledge and agree that the International Sale of Goods Act and the United Nations

Convention on Contracts for the International Sale of Goods have no application to this Agreement.

18.11 Arbitration.

In the event of any dispute or difference arising out of this Agreement or the breach hereof, the Corporation and Licensor agree to use their reasonable efforts to settle the same on an equitable basis through good faith consultation and negotiation between senior officers of each of them. If such dispute or difference is not so satisfactorily resolved within a period of thirty (30) days, then upon notice by either party to the other, the dispute or difference shall be finally settled by binding commercial arbitration conducted in accordance with the provisions of the Arbitrations Act (Ontario), by one arbitrator appointed by mutual agreement of the Corporation and Licensor or, in the event no such agreement is obtained within fifteen (15) days, by a panel of three (3) arbitrators, one of whom will be selected by each party and the third of whom will be selected by the other two arbitrators.

18.12 Entire Agreement.

This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the parties hereto including their Affiliates with respect to the licensing of the Technology for Automotive Applications and other matters described herein and supersedes all prior agreements, undertakings and arrangements in respect thereto including, without limitation, the Development Agreement and the Confidentiality Agreement. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties including their Affiliates.

18.13 Headings.

All headings and the division of this Agreement into Articles, Sections, Subsections and Paragraphs are for the convenience of reference only and shall not affect the interpretation hereof.

18.14 Relationship of the Parties.

Each party is and will at all times remain an independent contractor and is not and shall not represent itself to be the agent, joint venturer or partner of the other party. No representations will be made or acts taken by any party which could establish any apparent relationship of agency, joint venture or partnership and neither party will be bound in any manner whatsoever by any agreements, warranties or representations made by the other party to any other person or with respect to any other action of the other party. Nothing in this Agreement shall in any way limit or affect the Corporation’s ability to carry on its business in the ordinary and normal course (including the establishment of the Corporation’s own production facilities, the completion of joint ventures and acquisitions, and the continuation of the Corporation’s own proprietary developments) on a global basis.

18.15 Public Announcements.

Licensor and the Corporation each agree that they and their Affiliates shall not issue any press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other party, which shall not be unreasonably withheld or delayed, except as may be required by law or by any stock exchanges having jurisdiction over Licensor, the Corporation or their respective Affiliates. Notwithstanding the foregoing, Licensor and the Corporation hereby agree that Licensor will solely issue a press release regarding this Agreement and the relationship of the parties hereunder and on the occurrence of subsequent milestones under this Agreement, which shall be in a form mutually agreed by the parties acting reasonably.

18.16 Rights and Remedies.

The rights and remedies available under this Agreement shall be cumulative and not alternative and shall be in addition to and not a limitation of any rights and remedies otherwise available to the parties at law or in equity.

18.17 Execution in Counterparts.

This Agreement may be executed in one or more counterparts, each of which when so executed shall constitute an original and all of which together shall constitute one and the same agreement.

18.18 Additional Obligations of Ikona

(a)

In consideration of the execution by the Corporation of this Agreement and in consideration of the representations, warranties, covenants, agreements and conditions contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Ikona does hereby:

(i)

agree to cause Licensor to fulfill its obligations under this Agreement (including without limitation Licensor’s indemnification obligations under Article 10 hereof) (collectively the “Licensor Obligations”), subject to the terms and conditions hereof; and

(ii)

agree that, in the event that Licensor shall fail to pay or perform any Licensor Obligations and a written notice (an “Licensor Default Notice”) executed by the Corporation is delivered to Ikona, in the manner provided in Section 16.1 hereof, which Licensor Default Notice describes Ikona’s failure to pay or perform any such Licensor Obligations, Ikona shall cause Licensor to fulfill such Licensor Obligations as are specified in the Licensor Default Notice, in each case in accordance with the terms of, and subject to the limitations set forth herein; notwithstanding the foregoing, the obligations and liabilities of Licensor and Ikona shall be deemed to be joint and several and the Corporation shall not be obliged to seek recourse against Licensor before enforcing its rights against Ikona.

(b)

without limiting the generality of the foregoing, Ikona’s obligations pursuant to this Section 18.18 shall include, without limitation, the obligation to transfer or cause to be transferred to Licensor a sufficient amount of its funds to allow Licensor to meet its obligations under this Agreement. Ikona agrees that its obligations hereunder shall continue and be binding and enforceable against it with respect to the obligations of any of Licensor’s successors and assigns (whether pursuant to contract or otherwise pursuant to law), provided that, for greater certainty, Ikona agrees that in the event that Licensor is dissolved, wound- up or otherwise liquidated, Ikona shall assume and be directly and primarily obligated without respect to the Licensor Obligations.

(c)

Ikona further agrees to pay the reasonable and necessary expenses and costs (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Corporation in connection with any action, suit or proceeding brought or maintained against Ikona if Licensor would have been obligated to pay such costs pursuant to the provisions hereof had such payment of expenses and costs been sought directly from Licensor.

(d)	Ikona shall have the benefit of all defences, equities and rights of set-off or deduction that Licensor has in respect of Licensor’s Obligations hereunder.

(e)	The Corporation is hereby authorized, without notice or demand and without affecting or impairing the obligations or liability of Ikona hereunder, to, from time to time:

	(i)	extend the time for payment or performance of the Licensor Obligations;

	(ii)	accept partial payment or performance of the Licensor Obligations;

	(iii)	release, partially or completely, any other guarantor of the Licensor Obligations; and

	(iv)	settle, release, compromise, collect or otherwise liquidate the Licensor Obligations, in any manner.

(f)

The obligations pursuant to this Section 18.18 shall continue until all of the Licensor Obligations have been fully performed. The preceding sentence notwithstanding, Ikona agrees that, to the extent Licensor makes a payment or payments on account of the Licensor Obligations, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Licensor, its estate, trustee(s) or receiver(s) or any other party, including, without limitation, under any bankruptcy law, common law or equitable cause, then to the extent of any such repayments or invalidation, Ikona’s obligations under this Agreement with respect thereto shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on this 15th day of December, 2005.

MAGNA Drivetrain AG & Co KG	IKONA GEAR USA, INC.
by its authorized signatories:	by its authorized signatories:

By: /s/ Günther Apfalter	By: /s/ Laith I. Nosh
Name: Günther Apfalter	Name: Laith I. Nosh
Title: President	Title: President, CEO

By: /s/ Andreas Wimler	By: /s/ Raymond L. Polman
Name: Andreas Wimler	Name: Raymond L. Polman, CA
Title: Director Finance	Title: Chief Financial Officer

IKONA GEAR INTERNATIONAL, INC.
by its authorized signatories:

By: /s/ Laith I. Nosh
Name: Laith I. Nosh
Title: President, CFO

By: /s/ Raymond L. Polman
Name: Raymond L. Polman, CA
Title: Chief Financial Officer

SCHEDULE A

LICENSED PATENTS

Jurisdiction	Patent Number	Title
Canada	Canadian Patent No. 2,129,188	Gear System
United States	U.S. Patent No. 5,505,668	Gear System
Germany	German Patent No. 69505983	Gear System
Sweden	European Patent No. 0770192	Gear System
Italy	European Patent No. 0770192	Gear System
United Kingdom	European Patent No. 0770192	Gear System
France	European Patent No. 0770192	Gear System

SCHEDULE B

DESIGNATED MAGNA APPLICATION
DESIGNATION ADDENDUM

This Designation Addendum forms a part of the License Agreement between Magna Drivetrain AG & Co KG, Ikona Gear USA, Inc. and Ikona Gear International, Inc. dated __________, 2005 (the “License Agreement”).

Pursuant to the terms and conditions of the License Agreement, the parties hereby designate the following application or module a “Designated Magna Application”, within the meaning set out in the License Agreement, on a [non-exclusive / exclusive] basis.

[Insert name of Designated Magna Application]

This Designation Addendum is agreed to between the parties as of the ______day of ___________, ______.

Licensor hereby certifies that all of the representations and warranties in Article 9 of the License Agreement are true and correct on the date hereof as if made on and as of the date hereof, except as Licensor has otherwise informed the Corporation in writing.

MAGNA Drivetrain AG & Co KG	IKONA GEAR USA, INC.
by its authorized signatories:	by its authorized signatories:

By: __________________________	By: __________________________
Name:	Name:
Title:	Title:

By: __________________________	By: __________________________
Name:	Name:
Title:	Title:

IKONA GEAR INTERNATIONAL, INC.
by its authorized signatories:

By: __________________________
Name:
Title:

By: __________________________
Name:
Title: